UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of report (Date of earliest event reported): June 3, 2005


                         CURATIVE HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


           Minnesota                    000-50371             51-0467366
 (State or other jurisdiction of       (Commission          (IRS Employer
  incorporation or organization)       File Number)     Identification Number)


                                150 Motor Parkway
                         Hauppauge, New York 11788-5145
               (Address of principal executive offices) (zip code)


                                 (631) 232-7000
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report.)
                           ---------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.02   Termination of a Material Definitive Agreement

      Swap Transaction Agreement

On June 3, 2005, Curative Health Services, Inc. (the "Company") notified National City Bank that the Company was exercising its right to terminate its interest rate swap agreement (the "Swap Agreement") with National City Bank, originally entered into on May 3, 2004.

Under the Swap Agreement, the Company entered into a $90.0 million notional amount interest rate swap on a portion of its fixed rate debt. The Swap Agreement was used by the Company to reduce interest expense and modify exposure to interest rate risk by converting its fixed rate debt to a floating rate liability. Under the Swap Agreement, the Company received, on the portion of the senior subordinated notes hedged, 10.75% fixed rate amounts in exchange for floating interest rate (the 6-month LIBOR rate plus a premium) payments over the life of the Swap Agreement without an exchange of the underlying principal amount. The swap was scheduled to mature on May 2, 2011.

As a result of the termination, effective June 3, 2005, the Company and National City Bank released each other from all obligations under the Swap Agreement, including, without limitation, the obligation to make periodic payments thereunder, and the Swap Agreement was canceled and terminated. The Company will pay a $540,000 termination payment to National City Bank by June 7, 2005. No early termination penalties were incurred by the Company.

Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            CURATIVE HEALTH SERVICES, INC.


Date:  June 6, 2005                         By:  /s/ Thomas Axmacher
                                                 -------------------------
                                                   Thomas Axmacher
                                                   Chief Financial Officer